Consent of Independent Registered Public Accounting Firm

The General Partner and Unitholders
AllianceBernstein L.P.
AllianceBernstein Holding L.P.

We consent to the use in the Statements of Additional Information constituting part of AXA Equitable Life Insurance Company's Registration Statement on Form N-3 of our reports dated February 24, 2006, with respect to (i) the consolidated statement of financial condition of AllianceBernstein L.P. as of December 31, 2005, and the related consolidated statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005 and the December 31, 2005 financial statement schedule, and (ii) the statement of financial condition of AllianceBernstein Holding L.P. as of December 31, 2005, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005. We also consent to the reference of our firm as experts under the heading "Custodian and independent registered public accounting firm" in the Statements of Additional Information.

/s/ KPMG LLP
New York, New York
April 24, 2007